CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027	1,043,362	$10.00	$10,433,620	$1,195.69

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page S-8 of product supplement RANGE-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$10,433,620.00
Underwriting discount	$0.25	$260,840.50
Proceeds, before expenses, to BAC	$9.75	$10,172,779.50

(1)	Plus accrued interest from the scheduled settlement date, if settlement occurs after that date.

Merrill Lynch & Co.
August 16, 2012

1,043,362 Units Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027 $10 principal amount per unit Term Sheet No. 1020 Pricing Date August 16, 2012 Settlement Date August 23, 2012 Maturity Date August 23, 2027 CUSIP No. 06053D211 Autocallable Range Accrual Notes The notes have a maturity of fifteen years if not called prior to maturity Beginning approximately one year after the settlement date, the notes will be automatically called at par on any quarterly Observation Date, if the closing level of the S&P 500® Index (the “Index”) exceeds 130% of its closing level on the pricing date During each quarterly interest period, we will pay interest at a variable annual rate, up to a specified maximum, based on the number of Market Measure Business Days during the applicable quarterly interest period on which the level of the S&P 500® Index is greater than or equal to 80% of its closing level on the pricing date (the “Reference Level”) The maximum annual interest rate payable on the notes is 6.80% Principal and the final interest payment, if any, is paid at maturity or upon redemption Payments of interest and repayment of principal are subject to the credit risk of Bank of America Corporation No listing on any securities exchange Market Downside Protection

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

Summary

The Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including repayment of the principal amount, will be subject to the credit risk of BAC.

The notes will be automatically called on any Observation Date (as defined below) after the first year, on which the closing level of the S&P 500® Index (the “Index”) is above the Call Reference Level (as defined below). During each quarterly interest period, the notes will provide quarterly interest payments at a variable annual rate, up to 6.80%, based upon the total number of Market Measure Business Days (as defined below) in the applicable quarterly interest period on which the level of the S&P 500® Index (the “Index”) is equal to or greater than the Reference Level (as defined below). The maximum annual rate of interest payable on the notes in any quarterly interest period is 6.80%. If the notes are not automatically called, we will pay to you at maturity the principal amount of your notes plus any accrued and unpaid interest, subject to our credit risk. The notes are not traditional debt securities and, during any interest period, it is possible that the notes will not pay interest or will pay interest at a very low rate.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement RANGE-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Fifteen years
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”)
Automatic Call:

The notes will be automatically called on any Observation Date on which the level of the Index is above the Call Reference Level. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest. The redemption price will be paid on the interest payment date immediately following the applicable Observation Date.

Observation Dates:	Quarterly, on the fifth scheduled Market Measure Business Days prior to each interest payment date, beginning with the interest payment date occurring on August 23, 2013
Call Reference Level:	1,840.16 (130% of the closing level of the Index on the pricing date, rounded to two decimal places).
Reference Level:	1,132.41 (80% of the closing level of the Index on the pricing date, rounded to two decimal places).
Payment at Maturity:	If the notes are not automatically called, we will pay to you at maturity the principal amount of the notes, plus any accrued and unpaid interest, subject to our credit risk.
Interest Rates:

For each quarterly interest period, interest will accrue at a rate per annum equal to:

                R x (N/D)

“R” is 6.80% per annum, inclusive.

“N” will be the total number of Market Measure Business Days during the applicable quarterly interest period on which the level of the Index is equal to or greater than the Reference Level.

“D” will be the total number of Market Measure Business Days during the applicable quarterly interest period.

Interest will not accrue on any Market Measure Business Day on which the level of the Index is less than the Reference Level. You may not earn any interest on the notes at all.

In no event will the annualized interest rate applicable to any quarterly interest period be greater than R or less than 0.00%.

The levels of the Index for the last four Market Measure Business Days of a quarterly interest period will be the same as the level of the Index on the Observation Date immediately preceding those four days.

If a Market Disruption Event occurs or is continuing with respect to the Index on a Market Measure Business Day, the closing level of the Index for that day will be the closing level of the Index on the immediately following Market Measure Business Day on which no Market Disruption Event occurs. See “Description of the Notes—Market Disruption Events Relating to an Index” in product supplement RANGE-2.

Interest Periods:

Each interest period (other than the first interest period) will commence on, and will include, the Market Measure Business Day immediately following the previous interest payment date, and will extend to, and will include, the next succeeding interest payment date or the maturity date (or any applicable early redemption date), as applicable. The first interest period will commence on, and will include, the settlement date of the notes, and will extend to, and will include, the first interest payment date.

Interest Payment Dates:

Quarterly, on February 23, May 23, August 23, and November 23, beginning on November 23, 2012, subject to postponement as described in the section entitled “Description of the Notes—Interest” beginning on page S-18 of product supplement RANGE-2.

Day Count Convention:	30/360
Market Measure Business Day:

Any day that is a day on which (1) the New York Stock Exchange and The NASDAQ Stock Market, or their successors, are open for trading and (2) the S&P 500® Index or any successor thereto is calculated and published.

Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:

The public offering price of the notes includes the underwriting discount of $0.25 per unit as listed on the cover page and an additional charge of $0.075 per unit as more fully described on page TS-5.

Autocallable Range Accrual Notes	TS-2

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

Hypothetical Interest Rate Calculations

Examples

Set forth below are five hypothetical examples of interest rate calculations for a hypothetical interest period that has 64 Market Measure Business Days and the R of 6.80%. These examples are for purposes of illustration only. The actual interest rate for any interest period will depend on the actual number of Market Measure Business Days in that interest period and the level of the Index on each Market Measure Business Day during that period.

Example 1: There were no Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	0

D:	64

Annual rate: 6.80% × 0/64 = 0.00%

Hypothetical interest rate for that quarterly interest period: 0.00% x 90/360 = 0.0000%

Example 2: There were 16 Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	16

D:	64

Annual rate: 6.80% × 16/64 = 1.70%

Hypothetical interest rate for that quarterly interest period: 1.70% x 90/360 = 0.4250%

Example 3: There were 32 Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	32

D:	64

Annual rate: 6.80% × 32/64 = 3.40%

Hypothetical interest rate for that quarterly interest period: 3.40% x 90/360 = 0.8500%

Example 4: There were 48 Market Measure Business Days during the interest period on which the level of the Index was equal to or greater than the Reference Level:

N:	48

D:	64

Annual rate: 6.80% × 48/64 = 5.10%

Hypothetical interest rate for that quarterly interest period: 5.10% x 90/360 = 1.2750%

Example 5: The level of the Index was equal to or greater than the Reference Level on each Market Measure Business Day during the interest period:

N:	64

D:	64

Annual rate: 6.80% × 64/64 = 6.80%

Hypothetical interest rate for that quarterly interest period: 6.80% x 90/360 = 1.7000%

Autocallable Range Accrual Notes	TS-3

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement RANGE-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	It is possible that you may receive no interest, or only a limited amount of interest, for one, more than one, or all interest periods.

▪	In no event will the annualized interest rate applicable to any quarterly interest period be greater than R.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	If the closing level of the Index on any Observation Date is greater than the Call Reference Level, the notes will be automatically called prior to maturity.

▪

If on the Observation Date prior to a quarterly interest payment date, the level of the Index is less than the Reference Level, no interest will accrue on the notes for that day and the last four Market Measure Business Days of that interest period. This will be the case even if the level of the Index is equal to or greater than the Reference Level on one or more of those last four Market Measure Business Days.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-5 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”) may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

▪

You will have no rights as a holder of any of the securities represented by the Index, you will have no rights to receive any of these securities, and you will not be entitled to dividends or other distributions by the issuers of these securities.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than the Original Offering Price.

▪	Purchases and sales by us and our affiliates of securities included in the Index may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the notes. See “Material U.S. Federal Income Tax Considerations” below, and “U.S. Federal Income Tax Summary” beginning on page S-26 of product supplement RANGE-2.

Autocallable Range Accrual Notes	TS-4

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the level of the Index will be equal to or greater than the Reference Level for most or all of the term of the notes.

▪	You accept that the interest rate applicable to each quarterly interest period is uncertain and may be 0.00% per annum for the entire term of the notes.

▪	You accept that the annualized interest rate for any interest period will not be more than 6.80% per annum.

▪	You are willing to have your notes automatically called prior to maturity on any Observation Date.

▪	You seek exposure to the Index with no expectation of receiving dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to accept that the payments on the notes depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the level of the Index will be less than the Reference Level often enough, so that you will not receive your desired return.

▪	You seek an investment with a guaranteed interest rate applicable to each quarterly interest period, or one that is not limited to 6.80%.

▪	You wish to make an investment in notes that cannot be automatically called prior to maturity.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 of product supplement RANGE-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions.

Autocallable Range Accrual Notes	TS-5

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

S&P 500® Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page S-24 of product supplement RANGE-2. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by our subsidiary, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 31, 2012, 393 companies included in the Index traded on the New York Stock Exchange, and 107 companies included in the Index traded on The NASDAQ Stock Market. On July 31, 2012, the average market capitalization of the companies included in the Index was $24.93 billion. As of that date, the largest component of the Index had a market capitalization of $571.10 billion, and the smallest component of the Index had a market capitalization of $0.92 billion.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Index, with the approximate percentage of the market capitalization of the Index included in each group as of July 31, 2012 indicated in parentheses: Consumer Discretionary (10.77%); Consumer Staples (11.43%); Energy (11.20%); Financials (14.23%); Health Care (11.94%); Industrials (10.23%); Information Technology (19.74%); Materials (3.33%); Telecommunication Services (3.35%); and Utilities (3.77%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the interest rate applicable to any quarterly interest period.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

▪	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

▪	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

▪

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

Autocallable Range Accrual Notes	TS-6

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted Index is then calculated by multiplying, for each stock in the Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The following table sets forth the month-end levels of the Index obtained from Bloomberg L.P. for the period from January 2007 through July 2012.

	2007	2008	2009	2010	2011	2012
January	1,438.24	1,378.55	825.88	1,073.87	1,286.12	1,312.41
February	1,406.82	1,330.63	735.09	1,104.49	1,327.22	1,365.68
March	1,420.86	1,322.70	797.87	1,169.43	1,325.83	1,408.47
April	1,482.37	1,385.59	872.81	1,186.69	1,363.61	1,397.91
May	1,530.62	1,400.38	919.14	1,089.41	1,345.20	1,310.33
June	1,503.35	1,280.00	919.32	1,030.71	1,320.64	1,362.16
July	1,455.27	1,267.38	987.48	1,101.60	1,292.28	1,379.32
August	1,473.99	1,282.83	1,020.62	1,049.33	1,218.89
September	1,526.75	1,166.36	1,057.08	1,141.20	1,131.42
October	1,549.38	968.75	1,036.19	1,183.26	1,253.30
November	1,481.14	896.24	1,095.63	1,180.55	1,246.96
December	1,468.36	903.25	1,115.10	1,257.64	1,257.60

Autocallable Range Accrual Notes	TS-7

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

The following graph sets forth the monthly historical performance of the level of the Index in the period from January 2007 through July 2012. On the pricing date, the closing level of the Index was 1,415.51.

The historical data on the Index presented above is not necessarily indicative of the future performance of the Index or what the value of the notes may be. The historical data sets forth only month-end levels of the Index. Interest accruing on the notes is determined in reference to daily levels of the Index. Any month-end trend in the level of the Index is not necessarily indicative of the intra-month trends. Furthermore, any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

“The notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the notes. S&P has no obligation to take the needs of MLPF&S, our needs or the needs of the holders of the notes into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX. S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE INDEX. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED IN THE INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS TERM SHEET OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED IN THE INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

Autocallable Range Accrual Notes	TS-8

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-26 of the accompanying product supplement RANGE-2, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement RANGE-2.

Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon the sale, exchange, or redemption of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or redemption (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale, exchange, or redemption of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-26 of the accompanying product supplement RANGE-2.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Autocallable Range Accrual Notes	TS-9

Autocallable Range Accrual Notes Linked to the S&P 500® Index, due August 23, 2027

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement RANGE-2 dated April 3, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512148347/d327510d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Autocallable Range Accrual Notes	TS-10